EXHIBIT 10.1

February 5, 2007

AGREEMENT

between LIXTE

BIOTECHNOLOGY HOLDINGS, INC.

and

CHEM-MASTER INTERNATIONAL, INC.

AGREEMENT

This Agreement is made as of the 5th day of February, 2007, (the “Effective Date”), between Lixte Biotechnology Holdings, Inc., a Delaware corporation having its principal place of business at 248 Route 25A #2, East Setauket, New York 11733, United States of America (“Lixte”), and Chem-Master International, Inc., a New York corporation having its principal place of business at P.O. Box 563, East Setauket, New York 11733, United States of America (“Chem-Master”).

WITNESSETH

WHEREAS, Lixte is a company engaged in finding improved methods for treating and evaluating treatment response for life-threatening diseases, particularly cancers such as glioblastomas;

WHEREAS, Chem-Master is a company engaged in synthesizing organic compounds;

WHEREAS, Lixte and Chem-Master entered into a confidentiality agreement dated March 29, 2006 (hereinafter “Confidentiality Agreement”) to exchange proprietary information and materials for the purpose of evaluating organic syntheses, which Confidentiality Agreement shall remain in full force and effect subject to the provisions of this Agreement;

WHEREAS, subject to the Confidentiality Agreement, and further to Lixte’s request, Chem-Master synthesized and provided to Lixte the compound designated LB-1 (defined hereinafter), and is synthesizing other structurally related compounds which have potential use in treating diseases such as glioblastomas;

WHEREAS, Lixte wishes to engage Chem-Master in synthesizing additional Compounds (defined hereinafter) which have potential use in treating diseases including, without limitation, cancers such as glioblastomas; and

WHEREAS, Lixte wishes for such past, ongoing and future services by Chem-Master to be subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth hereinafter, Chem-Master and Lixte agree as follows:

ARTICLE I
DEFINITIONS

In this Agreement, each of the following words and phrases shall have the meaning set forth below:

1.1
“Affiliate” of a specified entity shall mean an entity that directly or indirectly controls, is controlled by, or is under common control with, the entity specified. For this purpose, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity whether through voting shares, securities or otherwise.

1.2
“Compound” shall mean (a) LB-1 or (b) any other compound Synthesized by Chem-Master pursuant to Lixte’s request, which has potential use in treating a disease. Such disease includes, without limitation, a cancer such as a glioblastoma. Compounds include, without limitation, compounds, which are chemical analogs of LB-1.

1.3
“Compound-Related Information” shall mean any information provided to Lixte by Chem-Master, pursuant to Lixte’s request, which relates to a Compound. Compound-Related Information shall include, without limitation, information which constitutes an invention, whether or not patentable.\

1.4	“LB-1” shall mean the compound having the physical properties set forth in Appendix A.

1.5	“Synthesize”, with respect to a compound, shall mean physically making same, and may additionally include designing some or all of same and some or all of the method for making same.

ARTICLE II
COMPOUND SYNTHESIS AND COSTS

2.1
Chem-Master shall Synthesize Compounds as requested by Lixte, provided that for each Compound whose Synthesis Lixte requests, Chem-Master and Lixte agree that such Synthesis is both feasible and desirable.

2.2
For each Compound Chem-Master Synthesizes during the term of this Agreement, Lixte shall promptly reimburse Chem-Master for the cost of the materials, labor, and expenses for other items used in the Synthesis thereof.

ARTICLE III
GRANT OF STOCK PURCHASE OPTION

3.1
Within thirty (30) days of the Effective Date, Lixte shall grant to Chem-Master an option to purchase 100,000 shares of common stock in Lixte Biotechnology, Inc. at $0.331/3 per share, which option shall be exercisable during the period beginning on the date of grant and ending on the fifth anniversary thereof.

3.2
Provided that this Agreement is not terminated under Paragraph 6.2 or 6.3 prior to the second anniversary of the Effective Date, Lixte shall grant to Chem-Master on the second anniversary of the Effective Date an option to purchase an additional 100,000 shares of common stock in Lixte Biotechnology, Inc. at $0.331/3 per share, which option shall be exercisable during the period beginning on the date of grant and ending on the fifth anniversary thereof.

ARTICLE IV
INTELLECTUAL PROPERTY

4.1
Lixte and its Affiliates shall be free to use any Compound and any Compound-Related Information for any purpose including, without limitation, developing compositions and methods for treating diseases. Diseases include, without limitation, cancers such as glioblastomas.

4.2
Lixte shall have no obligation during or after the term of this Agreement to provide or otherwise disclose to Chem-Master or any third party any material or information which Lixte or its Affiliates produce or derive using any Compound or Compound-Related Information.

4.3	All data, information, results and materials that are developed by Lixte using Compounds or Compound-Related Information during or after the term of this Agreement shall be solely owned by Lixte.

4.4	All Compounds and Compound-Related Information shall be solely owned by Lixte.

4.5
All patents and patent applications claiming inventions which (i) constitute Compounds or Compound-Related Information or incorporate Compounds or Compound-Related Information, and (ii) are made by one or more employees of a party hereto (hereinafter “Patents” and “Patent Applications”, respectively) shall be solely owned by Lixte.

4.6
Lixte shall be responsible for, and bear all costs of, preparing, filing, prosecuting and maintaining Patents and Patent Applications in such countries Lixte deems appropriate. Lixte shall also be responsible for conducting all contested proceedings, including interferences, reexaminations, reissues, oppositions, infringement actions, nullity actions, and the like relating to such Patents and Patent Applications.

4.7	Chem-Master shall promptly disclose to Lixte all inventions made during Chem-Master’s Synthesis of a Compound and reasonably believed to be patentable.

4.8	Chem-Master shall promptly sign, or have signed, any assignment necessary to accomplish the ownership provisions of this Article.

4.9	Chem-Master shall cooperate with and assist Lixte, at Lixte’s request and expense, in whatever reasonable ways are needed to effectuate the provisions of this Article.

ARTICLE V
CONFIDENTIALITY

5.1
It is understood that during the term of this Agreement, Chem-Master and its employees may be exposed to information that is confidential and proprietary to Lixte. All such information (hereinafter “Lixte Confidential Information”), whether written or oral, tangible or intangible, that is made available, disclosed, or otherwise made known to Chem-Master and its employees by Lixte or its employees under this Agreement shall be considered confidential and shall be considered the sole property of Lixte. It is also understood that during the term of this Agreement, Lixte and its employees may be exposed to information that is confidential and proprietary to Chem-Master. Subject to the provisions of Article 4, all such information (hereinafter “Chem-Master Confidential Information”), whether written or oral, tangible or intangible, that is made available, disclosed, or otherwise made known to Lixte and its employees by Chem-Master or its employees under this Agreement shall be considered confidential and the sole property of Chem-Master. Chem-Master Confidential Information together with the Lixte Confidential Information shall constitute “Confidential Information.” Confidential Information shall be (a) marked as confidential, or (b) otherwise represented by the disclosing party as confidential either before or within a reasonable time after its disclosure to the receiving party. This obligation of confidentiality shall remain in effect for a period of five (5) years after the expiration or termination of this Agreement.

5.2	The obligations of confidentiality set forth in Paragraph 5.1 shall not apply to any information that:

5.2.1	is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

5.2.2	was already known to the recipient as evidenced by prior written documents in its possession; or

5.2.3	is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

5.2.4	is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder as evidenced by written documents in its possession; or

5.2.5	is used with the consent of the disclosing party (which consent shall not be unreasonably withheld) in patent applications under the terms of this Agreement; or

5.2.6	has been approved in writing by one party for publication by the other party; or

5.2.7	is required to be disclosed in compliance with applicable laws or regulations.

5.3
Lixte shall be free during and after the term of this Agreement to make public, or discard, any data, information, results or materials that are developed by Lixte using Compounds or Compound-Related Information.

ARTICLE VI
TERM AND TERMINATION

6.1	The term of this Agreement shall extend from the Effective Date until the second anniversary of the Effective Date, subject to the other provisions of this Article.

6.2	Lixte may terminate this Agreement for any reason by giving sixty (60) days’ prior written notice to Chem-Master.

6.3
Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedy available to it at law, terminate this Agreement for reasonable cause, such as in the event the other party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such breach or default shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-Breaching Party (or, if such breach or default cannot be cured within such 60-day period, if the Breaching Party does not commence and diligently continue actions to cure such breach or default during such 60-day period). Any such termination shall become effective at the end of such 60-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (or, if such breach or default cannot be cured within such 60-day period and the Breaching Party has commenced and diligently continued actions to cure such breach or default, then such termination shall become effective at such time as the Breaching Party ceases to diligently continue actions to cure such breach or default prior to cure). The right of either party to terminate this Agreement as provided in this Paragraph shall not be affected in any way by its waiver or failure to take action with respect to any previous breach or default.

6.4
Neither expiration nor termination of this Agreement shall affect (i) any right or obligation of either party which has accrued as of the date of expiration or termination, or (ii) any right or obligation which expressly survives the expiration or termination of this Agreement. Specifically, and without limitation, neither expiration nor termination of this Agreement shall affect any right or obligation of either party under any of Articles 2, 4 and 5 and Paragraph 3.1 which has accrued as of the date of expiration or termination.

ARTICLE VII
ASSIGNMENT

7.1
Neither this Agreement, nor any of the rights and obligations created herein, shall be assigned or transferred, in whole or in part, by any party hereto without the prior written consent of the other party hereto provided, however, that Lixte shall have the right to assign this Agreement to its Affiliates, or to a successor to that part of its business to which this Agreement relates, without such prior written consent. Any attempted assignment or transfer of such rights or obligations without such prior written consent, except as provided herein, shall be void.

ARTICLE VIII
GOVERNING LAW

All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws applicable to agreements made in, and to be performed in, the State of New York, United States of America, without regard to its conflict of law principles.

ARTICLE IX
GENERAL

9.1
It is understood and agreed that Chem-Master and Lixte shall each have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as an agent for the other.

9.2	Each party hereto represents and warrants to the other party hereto that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

9.3
The waiver by either party hereto, whether express or implied, of any provision of this Agreement, or of any breach or default of either party hereto, shall not be construed to be a continuing waiver of such provision, a waiver of any succeeding breach or default, or a waiver of any other provision of this Agreement.

9.4
Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction by a court or other tribunal of competent jurisdiction, all other provisions, rights and obligations shall remain in force.

9.5	Any amendment to, or modification of, this Agreement must be made in writing and signed by both parties.

WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the Effective Date.

CHEM-MASTER INTERNATIONAL, INC.

By:	/s/ Francis Johnson
Name: Francis Johnson, Ph.D. Title: President

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:	/s/ John Kovach
Name: John S. Kovach Title: President

APPENDIX A

Physical Properties of LB-1

Molecular Weight: 268

Melting Point: 226-7 degrees C.